Corindus Vascular Robotics, Inc. 10-Q

EXHIBIT 10.2

First Amendment to Commercial Lease

The Parties hereto, Beaver Group LLC, (“LESSOR”) and Corindus, Inc. (“LESSEE”) are Parties under a certain Commercial Lease (“Lease Agreement”) dated October 24, 2012, for approximately 26,402 rentable square feet on the first floor at 309 Waverley Oaks Road, Suite 105, Waltham, MA and hereby agree as follows:

Whereas, the Parties have agreed to amend the Lease Agreement by this First Amendment to the Commercial Lease (“First Amendment”) to extend the Term of the Lease Agreement and to adjust relevant provisions of the Lease Agreement pursuant to the terms and conditions stated herein. Unless otherwise expressly stated, all references to “lease” or “Lease” shall apply to and include the Lease Agreement and this First Amendment.

Now therefore, for mutual consideration, the receipt of which is hereby acknowledged by both parties, effective on and after the date this First Amendment is fully executed by both Parties the Lease Agreement is hereby amended to reflect the following changes:

3.       TERM:

This paragraph is hereby deleted and replaced with the following:

The Initial Term of this Lease shall be for five (5) years and one and one-half months (1.5), commencing on the Commencement Date of December 12, 2012 and ending on January 31, 2018. The First Extended Term of the Lease shall be for three (3) years commencing on February 1, 2018 and ending on January 31, 2021. Unless otherwise expressly stated, all references to “Term” or “lease term” shall apply to and include the Initial Term and, as of February 1, 2018, the First Extended Term.

4.       RENT:

This paragraph is hereby amended with the addition of the following:

During the First Extended Term, the LESSEE shall pay to the LESSOR base rent, payable in advance, in equal monthly installments in accordance with the schedule noted below. Provided no event of LESSEE default has occurred, LESSEE’S payment of base rent shall be deferred for the first (1st) month of the First Extended Term (not to exceed 28 days) and commence on March 1, 2018. Notwithstanding the above, it is expressly understood the LESSEE’S obligations to pay utilities, whether separately sub-metered or not, are not subject to any deferral, abatements, or holiday. During the Term of the Lease, LESSEE shall pay base rent and additional rent to the LESSOR monthly, in advance, not later than the first day of each calendar month.

Base Rent:

Year	PRSF	Annual	Monthly
2/1/2018 – 2/28/2018	$0.00	$0.00	$0.00
3/1/2018 – 1/31/2019	$24.00	$633,648.00	$52,804.00
2/1/2019 – 1/31/2020	$24.60	$649,489.20	$54,124.10
2/1/2020 – 1/31/2021	$25.22	$665,858.44	$55,488.20

6.        RENT ADJUSTMENT

This paragraph is hereby amended with the addition of the following:

A.1 TAX ESCALATION: Commencing as of February 1, 2018, if any tax year commencing with the fiscal year ending June 30, 2019, the real estate taxes on the land and buildings, of which the Leased Premises are a part, are in excess of the amount of the real estate taxes thereon for the fiscal year ending June 30, 2018 (hereinafter called the “Base Year”), LESSEE will pay to LESSOR as additional rent hereunder, when and as designated by notice in writing by LESSOR, 18.51% of such excess that may occur in each year of the term of this lease or any extension or renewal thereof and proportionately for any part of a fiscal year. If the LESSOR obtains an abatement of any such excess real estate tax, a proportionate share of such abatement, less the reasonable fees and costs incurred in obtaining the same, if any, shall be refunded to the LESSEE. The LESSEE shall, effective July 1, 2018, make estimated installment payments as additional rent as and when the payment of base rent is due. During the fiscal year ending June 30, 2019 (July 1, 2018 – June 30, 2019) the LESSEE’S estimated installment payments shall be based on 105% of the actual real estate taxes assessed during the fiscal year ending June 30, 2018 (July 1, 2017 – June 30, 2018) less the Base Year amount. Thereafter, estimated real estate tax payments shall be based on 105% of the prior year’s actual real estate taxes less the Base Year amount. Actual real estate taxes will not be known at the beginning of each fiscal year and therefore retroactive adjustment to estimated payments shall be necessary when actual real estate taxes are known. After the end of each fiscal year, as and when the actual real estate taxes are available, LESSOR shall provide LESSEE written notice in reasonable detail of LESSEE’S pro rata share of the actual real estate taxes for such fiscal year less the Base Year amount, the estimated payments made by LESSEE on account thereof, and the new estimated payments calculated in accordance with the above. The LESSEE shall pay LESSOR within thirty (30) days of receiving such written notice, the balance owed due to insufficient estimated payments made in accordance with the above, and the LESSOR shall credit the LESSEE’S account for any excess estimated payments made in accordance with the above or refund such amount to LESSEE at the end of the Term if such credit cannot be fully applied against rent. Taxes for which LESSEE is obligated to reimburse LESSOR hereunder shall not include any penalties or interest for late or partial payment nor any income, franchise, inheritance, estate, transfer, excise, gift or capital gain taxes, that are or may be payable by LESSOR or that may be imposed against LESSOR or against the rents payable hereunder; provided, however, if at any time during the Lease term the present method of taxation shall be changed so that in lieu of the whole or any part of any real estate taxes levied, assessed, reassessed or imposed on the property of which the Leased Premises is a part and the improvements thereon, there shall be levied, assessed reassessed or imposed on LESSOR a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents or the present or any future building or buildings in and on the property of which the Leased Premises is a part, then all such taxes, assessments, reassessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “real estate taxes” for the purpose hereof. LESSOR shall elect to pay, or real estate taxes due from LESSEE shall be calculated as if LESSEE elected to pay, all real estate taxes and betterments and special assessments over the longest period permitted under applicable law and real estate taxes due from LESSEE shall include only those installments which become due during or with respect to the Lease term (and an interest charged thereon as a result of such installment treatment).

B.1 OPERATING COST ESCALATION: Commencing as of February 1, 2018, the LESSEE shall pay to the LESSOR as additional rent hereunder when and as designated by notice in writing by LESSOR, 18.51% of any increase in operating expenses over those incurred during the calendar year 2018. Operating expenses are defined for the purposes of this agreement in Exhibit E-1 hereto (as so defined, “Operating Expenses”). The LESSEE shall, effective January 1, 2019 make estimated installment payments as additional rent as and when the payment of base rent is due. During the calendar year 2019, the LESSEE’S estimated installment payments shall be based on 105% of actual Operating Expenses assessed during calendar year 2018 less the Operating Expenses base year amount or refund such amount to LESSEE at the end of the Term if such credit cannot be fully applied against rent. Thereafter, estimated Operating Expenses shall be based on 105% of the prior year’s actual Operating Expenses less the Operating Expenses base year amount. Actual Operating Expenses will not be known until after the conclusion of each calendar year, retroactive adjustment to estimated payments shall be necessary when actual Operating Expenses are known. After the end of each calendar year, as and when the actual Operating Expenses are available (with LESSOR endeavoring to provide same by April 30th of each year), LESSOR shall provide LESSEE written notice in reasonable detail of LESSEE’S pro rata share of the actual Operating Expenses for such calendar year less the Operating Expenses base year amount, the estimated payments made by LESSEE on account thereof, and the new estimated payments calculated in accordance with the above. The LESSEE shall pay LESSOR, within thirty (30) days of receiving written notice thereof, the balance owed due to insufficient estimated payments made in accordance with the above, and the LESSOR shall credit the LESSEE’S account for any excess estimated payments made in accordance with the above.

20.       NOTICE:

This paragraph is hereby amended with the addition of the following:

LESSOR’S address as contained in this paragraph 20 and throughout the Lease is hereby changed to 465 Waverley Oaks Road, Suite 500, Waltham, MA 02452.

23.       BROKERAGE:

This paragraph is hereby amended with the addition of the following:

LESSOR and LESSEE represent to each other that neither party has dealt with any broker, or any other person, in connection with showing the property or Leased Premises for the First Extended Term or this First Amendment other than Avison Young. LESSOR agrees to pay Avison Young a full fee pursuant to a separate agreement. LESSOR and LESSEE agree that each will hold harmless and indemnify the other from any loss, costs, damage and expense, including reasonable attorney’s fees incurred by LESSOR or LESSEE for a commission or finder’s fee as a result of the falseness of this representation.

25.        OPTION TO EXTEND:

This paragraph is hereby amended with the addition of the following:

The First Extended Term shall not be considered an exercise of the Option to Extend, pursuant to this paragraph 25. The Parties acknowledge LESSEE shall retain its Option to Extend the Lease term beyond the First Extended Term, pursuant to the terms and conditions contained herein.

28.        OTHER PROVISIONS:

Paragraph 28(B), only, is hereby deleted and replaced with the following:

It is also understood and agreed that the following items which are attached to either the Lease Agreement or this First Amendment are part of this agreement and all other Exhibits or items previously contained in this paragraph are hereby deleted.

(B)          It is also understood and agreed that the following attached items are part of this lease.

•         Addendum

•         Exhibit A - Floor Plans: Title sheet, A1, A2, A3, A4, A5 & C2

•         Exhibit B - LESSOR’S Work

•         Exhibit C - Building Rules and Regulations

•         Exhibit D - Description of Real Property (“Property”) on which Leased Premises are located

•         Exhibit E-1 - Building Operating Expenses

•         Exhibit F - Cleaning Schedules

•         Exhibit G – Form of Letter of Credit

Notwithstanding the above, LESSEE accepts the Leased Premises in its current “AS IS” condition and acknowledges that the Leased Premises are currently occupied by the LESSEE and that the Leased Premises, as delivered and currently constituted, is suitable for the LESSEE’S intended use. LESSEE acknowledges that all work, if any, contemplated in the Lease Agreement, including but not limited to the Exhibit B thereto, to be performed by the LESSOR has been completed to the full satisfaction of the LESSEE.

The Parties acknowledge that the Lease Agreement and this First Amendment represent the entire agreement between the Parties and that no other modification, written or otherwise, exists between the Parties. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of the Lease Agreement or this First Amendment or any exhibits or amendments thereto.

All other terms and provisions under the Lease Agreement shall remain unchanged and are hereby ratified and affirmed.

IN WITNESS WHEREOF, the said Parties hereto set their hands and seals this 24th day of October, 2016.

LESSEE	LESSOR
Corindus, Inc.	Beaver Group LLC
_______________________________	____________________________________
Mark J. Toland, CEO	Robert L. Duffy Jr., Member
Duly Authorized	Duly Authorized

EXHIBIT E-1

BUILDING OPERATING EXPENSES

I.	Operating Expenses shall consist by way of example the following items of Building and Property costs:
1.	Labor, materials, supplies and services for all maintenance and cleaning of the Building, its machinery and other personal property; and for maintenance, cleaning, snow removal and landscape care on the exterior of premises.
2.	Allowance equal to 5% of rent for general supervisory, administrative expenses and management fees.
3.	Cost of waste disposal.
4.	Costs of license, inspection and permit fees.
5.	Heat, air conditioning and ventilation for the Building and lighting and power for common areas and property.
6.	Janitorial and cleaning services for all office spaces (excluding any laboratory, storage or manufacturing, data-center, medical, environmentally-sensitive, high-security or similar specialized, non-office use portion(s) of the Leased Premises for which LESSEE must engage its own contractor).
7.	Maintenance, repair, and service contracts.
8.	Security expenses including watchmen, guards and security services (if necessary).
9.	Insurance including fire, casualty, general liability, property damage, etc.
10.	If, at any time during the term of the Lease, LESSOR installs or makes an alteration, improvement, repair or replacement which is classified as a capital expenditure, the cost of such expenditure amortized over its useful life, consistently applied, with interest, shall be included in Operating Expenses, provided, however, such capital expenditures must meet one of the following requirements: (A) be intended as a labor saving device or to effect other economies in the operation or maintenance of the Building, (B) be required under any applicable law first enacted or enforced after the date of this First Amendment, or (C) be, in Landlord’s reasonable judgement, consistent with sound property management practices necessary to maintain the Building in good condition and repair.
11.	Water, sewer and general utility charges.
II.	Notwithstanding anything to the contrary set forth in the Lease, Operating Expenses shall not include the following:
1.	Cost of permits, licenses and inspection fees incurred by LESSOR to prepare, renovate, repaint, or redecorate any space leased to any existing tenant or prospective tenant, other than LESSEE, of the Building;
2.	Advertising and promotional expenditures incurred to lease space to new tenants or retain existing tenants, other than LESSEE;
3.	Legal fees and expenses incurred by LESSOR to resolve disputes with tenants, other than LESSEE;

4.	Cost of replacement of any items covered under warranty so long as such warranty is in effect and honored;
5.	Compensation paid to any employee to the extent that the same is not fairly allocable to the work or service provided by such employee to the Building.
6.	Costs of any items which are reimbursed to LESSOR by other tenants or third parties other than through Operating Expenses pass-through provisions in the leases of other tenants in the Building (if any);
7.	Expenses paid by LESSOR to affiliates unless same are reasonably consistent with fees charged by third-party professional property managers and operators providing reasonably comparable services in the metropolitan Boston market;
8.	The purchase or maintenance of any artwork or sculpture;
9.	Fines and penalties; and
10.	Costs for remediating or abating asbestos or other hazardous materials or to remove chloro-flouro carbons, unless mandated by laws coming into force and effect from and after the date of this Lease.
11.	Legal fees, brokerage fees, leasing commissions, advertising costs and other fees associated with any subsequent renting of the Premises or any other space in the Building;
12.	Costs associated with LESSOR’s violation of any other lease for space in the Building;
13	Any general overhead expenses of LESSOR not related to the Leased Premises, Building or Property; executive salaries or salaries of service personnel to the extent that such personnel perform services not in connection with the management or operations of the Building or Property, except as otherwise provided above and in the Lease;
14.	Capital expenditures except to the extent expressly provided above;
15.	Financing and refinancing costs in respect of any mortgage placed upon the Building, including points and commissions in connection therewith;
16.	Interest or penalties for any late payments by LESSOR;
17.	Rent or other charges payable under any ground or underlying lease;
18.	An amount equal to all amounts received by LESSOR through proceeds of insurance to the extent the proceeds are compensation for expenses which (i) previously were included in operating costs hereunder, (ii) are included in operating costs for the Operating Year in which the insurance proceeds are received or (iii) will be included as operating costs in a subsequent Operating Year;
19.	Legal fees, accounting fees and other expenses related to (i) the defense of LESSOR’s title to or interest in the Leased Premises, (ii) negotiations of leases or disputes arising from leases with other tenants or (iii) enforcement of the obligations of any other tenant; payment of debt service on loans secured by a mortgage on the Building;
20.	Depreciation on the Building; and
21.	All costs which are reimbursable to LESSOR by third parties, including but not limited to expenses for repair or replacement paid by proceeds of insurance or condemnation awards (but only, in each case, after actual receipt by LESSOR of such reimbursement).